Exhibit 5.1

Hughes Supply, Inc. Corporate Office One Hughes Way Orlando FL 32805 T 407 841 4755

October 12, 2004

Hughes Supply, Inc.

Corporate Office

One Hughes Way

Orlando, Florida 32805

Ladies and Gentlemen:

As Senior Vice President, Secretary and General Counsel for Hughes Supply, Inc., a Florida corporation (the “Company”), I have acted as counsel for the Company in connection with its offering of an aggregate of 4,945,000 shares of common stock, par value $1.00 per share, of the Company (the “Shares”) pursuant to the Company’s registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on June 14, 2004, as amended, with respect to the offering and issuance from time to time by the Company of up to $700,000,000 aggregate offering price of various securities under Rule 415 promulgated under the Act. All capitalized terms which are not defined herein shall have the meanings assigned to them in the Registration Statement.

In furnishing this opinion I have examined the originals, or certified copies or otherwise identified to my satisfaction, of such corporate records, certificates of officers of the Company and public officials and such other documents, and have made such other factual and legal investigations, as I have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as conformed or photostatic copies.

Based on the foregoing and in reliance thereon, and subject to the further limitations and qualifications set forth below, I am of the opinion that the Shares have been duly and validly authorized and are validly issued, fully paid and nonassessable.

In rendering this opinion, I am not expressing any opinion as to the laws of any jurisdiction other than the State of Florida and the United States of America, and I assume no responsibility as to the applicability of the laws of any other jurisdiction to the subject transaction or the effects of such laws thereon. This opinion may not be quoted in whole or in part without my prior written consent. This opinion may be filed as an exhibit to the Registration Statement.

Very truly yours,

/s/ John Z. Paré
John Z. Paré Senior Vice President, Secretary and General Counsel